Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Melinda A. Janik

Chief Financial Officer

Tel: +1-585-598-0031

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces First Quarter 2011 Results

First Quarter Highlights

•	Online advertising revenue increased 23.3% and monthly unique visitors and page views increased 21.2% and 17.9% in the first quarter, respectively, compared to the prior year.

•

Revenues for the first quarter were $119.8 million, down 10.0% from the prior year. Adjusting for timing factors and the impact of weather, as described in more detail below, revenue was down approximately 6.8%.

•	As Adjusted EBITDA was $10.3 million versus $14.2 million in the prior year and was negatively impacted by these timing factors and weather.

•	Operating costs and SG&A expense totaled $110.6 million in the first quarter, a decrease of $8.7 million or 7.3% from the prior year.

•	Levered Free Cash Flow per share was ($0.4) versus ($0.2) for the prior year and benefited from the timing of interest payments relative to the change in the quarterly reporting calendar.

•	Excess cash flow payment of $11.2 million was made on long-term debt in March.

FAIRPORT, N.Y. April 28, 2011 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (OTC Pink Sheets: GHSE) today reported financial results for the first quarter ended March 27, 2011.

First Quarter 2011

Total revenues were $119.8 million for the quarter, a decline of 10.0% as compared to the prior year. Several timing factors and severe weather accounted for approximately 3.2% of the decline. Excluding these special factors, the Company estimates its revenues were down approximately 6.8% versus the prior year. The Company experienced the impact of a change in its reporting period in 2011 from a calendar year to a 52 week operating year (see note below) and the shift of the positive impact of the Easter holiday on advertising revenue to the second quarter of 2011 compared to the first quarter in 2010. The impact of these two timing factors on revenue is estimated to be approximately $3.1 million, or 2.2%. Severe winter storms also impacted the Company’s New England and Illinois regions, which account for 52.0% of total revenue. The Company believes this had a significant impact on its single copy circulation sales and advertising revenue.

Commenting on GateHouse Media’s results, Michael E. Reed, GateHouse Media’s Chief Executive Officer, said, “Our reported revenue decline of 10% in the quarter does not portray a clear picture of our revenue trends. Revenue was negatively impacted by several timing-related items in the first quarter including a planned change in reporting periods and a late Easter this year, which collectively made up approximately 2.2% of our total revenue decline. We expect to benefit from both of these timing factors later in the year. We also experienced severe winter storms in each of our largest markets in the first quarter. We believe this negatively impacted circulation revenue and caused retailers to hold back advertising dollars in anticipation of lighter consumer traffic.

“On a positive note, we continue to see very good results from our digital initiatives and the investments we are making in this area. Our online advertising revenues grew 23.3% during the quarter. New products launched in 2010, primarily RadarFrog.com and our behavioral targeted advertising platform with Yahoo!, combined with our traditional banner advertising, drove the improvement. We continue to roll out mobile apps across our top properties as we expand our digital offerings. We also continue to execute the roll out of metered pay systems on our websites to drive subscription revenues.

“I am also encouraged by the growth in both our print and online employment classified category. The new Monster platform provides us with additional functionality and we anticipate further improvement in this category throughout the year. The real estate category, both listings and legal revenue from foreclosures, was the primary drag on our overall classified revenue. The pace of legal revenues coming from foreclosures remains slower than we had anticipated, particularly when compared to the very strong volumes we saw in the first quarter of 2010. However, the outlook for our real estate category is a little brighter as we are starting to see legal revenue related to foreclosures pick up again and we are rolling out a new real estate vertical platform with a soon to be announced national partner.

“We are concerned about the slow trends experienced so far in 2011 and are taking extra steps to ensure we remain focused on initiatives and best practices to drive both print and advertising sales. In addition, we continue to look at permanent cost reduction opportunities and have accelerated some of these initiatives in order to more positively impact 2011. We remain committed long term to removing legacy infrastructure costs and positioning GateHouse to be a nimble, multi-media platform business.”

Total advertising revenue declined 11.7% on a same store basis in the quarter. Adjusting for the timing factors and impact of weather noted above, the Company estimates advertising revenue would have declined approximately 8.0%. Online revenue, which now accounts for 8.3% of total advertising revenue, increased 23.3%. Continued strength in the employment and auto categories were not enough to offset weakness in real estate and legal revenue and the category as a whole was down 15.1% for the quarter. Circulation revenue declined 6.4% in the first quarter, 5.0% after adjusting for the calendar days, and was impacted by the severe weather in our New England and Illinois markets. Commercial printing and other revenues declined 8.8%.

Operating costs and SG&A expenses were $110.6 million in the quarter, a decline of $8.7 million or 7.3% from the prior year. The expense declines were driven primarily by lower compensation expense and hauling and delivery costs. Newsprint expense was up slightly for the quarter due to higher average pricing.

Operating loss for the quarter was $3.7 million, a decrease of $4.4 million as compared to the prior year. As Adjusted EBITDA for the quarter was $10.3 million, a decrease of $3.9 million or 27.2% from the prior year.

Levered Free Cash Flow for the quarter decreased 88.6% to ($2.3) million as compared to ($1.2) million for the prior year. The timing of interest payments was impacted by the calendar change, with the March 31st payment of $2.4 million falling into the second quarter.

Non-cash compensation expense for Restricted Stock Grants in the fourth quarter was $0.3 million. One-time costs incurred and other non-cash expenses in the quarter were $2.7 million, and related primarily to reorganization efforts and initiatives introduced to realize permanent expense reductions.

Change in Reporting Period

The Company moved to a consistent 52-week reporting cycle for all locations during the first quarter. As a result, the first quarter of 2011 had 86 days compared to 90 days in the prior year quarter for approximately 40% of the business. The associated impact on prior year revenue is approximately $2.5 million and expense is approximately $1.5 - $2.0 million.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 86 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues, and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as income (loss) from continuing operations before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations less revenues from non-wholly owned subsidiaries. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense, excluding non-wholly owned subsidiaries.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues, expense reduction efforts and potential acquisition and sale opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the condition of the economy and the credit markets generally, the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt, the Company’s ability to maintain debt covenants, the Company’s ability to successfully implement cost reduction and cash preservation plans, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s limited operating history on a combined basis, the Company’s ability to generate sufficient cash flow to cover required interest and long-term obligations, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s ability to compete effectively in the local media industry, the Company’s success or failure in pursuing its digital business and related initiatives and strategic realignments and undertakings, increases in health costs, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, a portion of the Company’s workforce being unionized, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months	Three months
	ended	ended
	March 27,	March 31,
	2011	2010

Revenues:
Advertising	$81,648	$92,415
Circulation	32,169	34,089
Commercial printing and other	6,000	6,599

Total revenues	119,817	133,103
Operating costs and expenses:
Operating costs	72,463	77,036
Selling, general, and administrative	38,153	42,298
Depreciation and amortization	11,057	11,861
Integration and reorganization costs	1,457	897
Loss on sale of assets	348	266

Operating income (loss)	(3,661)	745
Interest expense	13,780	14,908
Amortization of deferred financing costs	340	340
Loss on derivative instruments	379	2,797
Other income	(2)	(9)

Loss from continuing operations before income taxes	(18,158)	(17,291)
Income tax expense	34	158

Loss from continuing operations	(18,192)	(17,449)
Loss from discontinued operations, net of income taxes	—	(24)

Net loss	(18,192)	(17,473)
Net loss attributable to noncontrolling interest	224	153

Net loss attributable to GateHouse Media	$(17,968)	$(17,320)

Loss per share:
Basic and diluted:
Loss from continuing operations attributable to GateHouse Media	$(0.31)	$(0.30)
Loss from discontinued operations attributable to GateHouse Media, net of income taxes	—	—

Net loss attributable to GateHouse Media	$(0.31)	$(0.30)

Basic weighted average shares outstanding	57,856,889	57,626,412

Diluted weighted average shares outstanding	57,856,889	57,626,412

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	March 27,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,242	$9,738
Restricted cash	5,182	5,182
Accounts receivable, net of allowance for doubtful accounts of $3,045 and $3,260 at March 27, 2011 and December 31, 2010, respectively	52,327	61,512
Inventory	7,703	7,731
Prepaid expenses	5,345	10,506
Other current assets	7,539	7,253

Total current assets	91,338	101,922
Property, plant, and equipment, net of accumulated depreciation of $106,081 and $101,739 at March 27, 2011 and December 31, 2010, respectively	147,679	152,293
Goodwill	14,343	14,343
Intangible assets, net of accumulated amortization of $161,051 and $154,927 at March 27, 2011 and December 31, 2010, respectively	264,938	271,061
Deferred financing costs, net	3,994	4,334
Other assets	1,340	1,400
Long-term assets held for sale	944	974

Total assets	$524,576	$546,327

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term liabilities	$1,228	$1,224
Current portion of long-term debt	—	11,249
Accounts payable	7,791	5,905
Accrued expenses	30,112	26,766
Accrued interest	4,403	2,805
Deferred revenue	27,988	27,348

Total current liabilities	71,522	75,297
Long-term liabilities:
Long-term debt	1,181,238	1,181,238
Long-term liabilities, less current portion	3,263	3,636
Derivative instruments	58,121	65,490
Pension and other postretirement benefit obligations	12,627	12,787

Total liabilities	1,326,771	1,338,448

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at March 27, 2011; 58,313,868 and 58,313,868 shares issued, and 58,077,756 and 58,078,607 outstanding at March 27, 2011 and December 31, 2010, respectively	568	568
Additional paid-in capital	831,043	830,787
Accumulated other comprehensive loss	(54,752)	(62,614)
Accumulated deficit	(1,577,433)	(1,559,465)
Treasury stock, at cost, 236,112 and 235,261 shares at March 27, 2011 and December 31, 2010, respectively	(310)	(310)

Total GateHouse Media stockholders’ deficit	(800,884)	(791,034)
Noncontrolling Interest	(1,311)	(1,087)

Total stockholders’ deficit	(802,195)	(792,121)

Total liabilities and stockholders’ deficit	$524,576	$546,327

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three months	Three months
	ended	ended
	March 27, 2011	March 31, 2010
Cash flows from operating activities:
Net loss	$(18,192)	$(17,473)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,057	11,863
Amortization of deferred financing costs	340	340
Loss on derivative instrument	379	2,797
Non-cash compensation expense	256	461
Loss on sale of assets	348	266
Pension and other postretirement benefit obligations	(9)	(142)
Changes in assets and liabilities, net of sales:
Accounts receivable, net	9,185	9,123
Inventory	28	(106)
Prepaid expenses	5,161	876
Other assets	(226)	913
Accounts payable	1,886	1,839
Accrued expenses	3,163	3,082
Accrued interest	1,598	(148)
Deferred revenue	640	1,404
Other long-term liabilities	(373)	(145)

Net cash provided by operating activities	15,241	14,950

Cash flows from investing activities:
Purchases of property, plant, and equipment	(525)	(636)
Proceeds from sale of other assets	37	471

Net cash used in investing activities	(488)	(165)

Cash flows from financing activities:
Repayments under current portion of long-term debt	(11,249)	(2,513)
Repayments under short-term debt	—	(1,500)

Net cash used in financing activities	(11,249)	(4,013)

Net increase in cash and cash equivalents	3,504	10,772
Cash and cash equivalents at beginning of period	9,738	5,734

Cash and cash equivalents at end of period	$13,242	$16,506

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months	Three months
	ended	ended
	March 27, 2011	March 31, 2010

Loss from continuing operations	$(18,192)	$(17,449)
Income tax expense	34	158
Loss on derivative instruments (1)	379	2,797
Amortization of deferred financing costs	340	340
Interest expense	13,780	14,908
Depreciation and amortization	11,057	11,861

Adjusted EBITDA from continuing operations	7,398	12,615
Non-cash compensation and other expense	1,142	574
Non-cash portion of postretirement benefits expense	(9)	(142)
Integration and reorganization costs	1,457	897
Loss on sale of assets	348	266
Loss from discontinued operations	—	(15)

As Adjusted EBITDA	10,336	14,195
Net capital expenditures	(484)	(636)
Cash taxes	—	(40)
Interest paid	(12,158)	(14,742)

Levered Free Cash Flow	$(2,306)	$(1,223)

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months	Three months
	ended	ended
	March 27, 2011	March 31, 2010

Total revenues from continuing operations	$119,817	$133,103
Revenues from discontinued operations	—	54
Revenues from non-wholly owned subsidiary	(749)	(523)

As Adjusted Revenues	$119,068	$132,634